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Opportunity Knocks
Ameritrade’s Jim Wangsness speaks frankly about the firms proposed acquisition of TD Waterhouse USA, its commitment to helping advisors succeed, and more.
Much attention has been focused on Ameritrade in the past year, and for numerous compelling reasons: substantial profit margins; a failed takeover bid; and a proposed acquisition of TD Waterhouse USA which would result in one of the largest online brokerages. But Jim Wangsness, Senior Vice President of Ameritrade Advisor Services, is also engaged with other matters. Wangsness is committed to providing advisor with the tools they require to work smarter, grow bigger, and become more successful. He eliminates markups on investment products, and encourages total transparency across the product line. Through webinars, vendor alliances, and other means, he helps bring educational information to advisors in a variety of areas, including but not limited to the challenges to RIAs resulting from complex SEC and state compliance regulations. And he listens and responds to advisors’ day-to-day questions and long-term needs.
The editors at Investment Advisor Custom Publishing recently sat down with Wangsness to get his thoughts on the new challenges and opportunities facing advisors.
Q&A with James Wangsness
1. IA: Ameritrade has been in the news a lot this year. Lately, the proposed acquisition of TD Waterhouse has been big news for advisors. Can you discuss the merger and the benefits for advisors?
On June 22, 2005 Ameritrade Holding Corp. agreed to acquire TD Waterhouse U.S.A., the US brokerage business of TD Bank Financial Group. We expect the deal to close by early calendar 2006. Until closing, both firms need to compete against one another, but post closing we will have a strategic relationship with TD Bank, a world class financial organization.
We believe that if the two companies operated as a single entity for the twelve months ending March 2005 with the benefit of 100% of the expected synergies, it would have:
•	Processed 239,000 average client trades per day, the highest in the industry[1];

•	Generated pre-tax margin of 52 percent, the highest of its publicly traded peers[2];

•	Realized annual revenue of more than $1.8 billion;
The deal still requires shareholder and regulatory approval this fall, but would result in the third largest custodian provider to the RIA community with over $42 billion in assets.3 Following the closing and after the integration of the two businesses, RIA clients will benefit from the full spectrum of enhanced trading and investing solutions the combined company will be able to offer. TD Waterhouse Institutional also has deep domain expertise that we intend to leverage. We anticipate that there will be some rationalization of staff, but leadership is committed to a best-of-breed approach using the best human capital from both firms. Because of regulatory requirements, of course, we cannot comment on, or effect, changes in the future TD Ameritrade entity until after the merger closes.
Some RIA highlights of the combined entity will include expansion of the AdvisorDirect referral program leveraging the branch network. We are already seeing interest from our Retail clients to have advisors manage investments, especially with one of our newer offerings called Amerivest for RIAs4, a low cost online investment advisory service provided by Amerivest Investment Management, LLC on a sub-advisory basis. Amerivest recommends a portfolio of Exchange Traded Funds (ETFs) allocated across asset classes based on client goals, risk tolerance, timeframe and budget. We will also continue to assist with marketing programs like JumpStart to help Advisors differentiate themselves and gather assets while servicing existing clients.
Ameritrade has done 7 M&A transactions in the last 3 1/2 years and we are “7 and 0” according to our CEO, Joe Moglia. This comforts many RIAs that we can do the difficult TD Ameritrade integration effectively.
2. IA: TD Waterhouse’s technology, specifically its account management platform, Veo, is highly rated by advisors. Assuming the merger goes through, would you keep Veo as the platform for TD Ameritrade?
The selection of a definitive front-end technology is premature. While Veo has obvious advantages and we do not want user shock from either side, management of both companies advocate what we like to call “new math.” We want 1 + 1 = 3. At the time of this article being written, both companies are working together to analyze what combination of technology will be most beneficial to our collective clients, while reaping rewards for our shareholders. This includes internal discussions as well as feedback from RIAs.
We recently formed a Client Integration Committee staffed by high-level managers from both firms. Its charter is to explore “in depth” the optimal client services, operations, technology, product, strategic roadmap and timing issues that affect the integration of the two companies. Just as in past transactions, we intend to combine the best tools, products and services that both firms offer to ensure our combined offering preserves what clients find most valuable. We are excited about the seamless trading and order handling enhancements we’ve recently made to our real-time Ameritrade Connection™ platform, and we will continue to develop new features and enhancements to it while the integration planning occurs. Because of regulatory requirements, we are limited in our ability to share information regarding this planning effort.
In regards to client feedback, we are working on a number of items. These range from surveys, one-on-one discussions, regional events, and two near-term Town Halls sessions at PowerSource 2005 on October 24 and 26. We may commission a smaller working group of RIAs who custody assets at both firms to help us prioritize strengths and weaknesses for maximum impact. Overall, we have many constituencies ranging from money managers, financial planners, wealth managers, and advice-only providers. We want to factor in feedback from all sides to make the best-informed decision possible. We will communicate this as soon as possible.
We’ve also benefited greatly from the Ameritrade Advisor Services Leadership Committee. I would like to personally thank the twenty firms that made up Ameritrade Advisor Services’

2004-2005 Leadership Committee for their invaluable insights in prioritizing needs for the broader advisor community at workshops in Los Angeles, Omaha and during conference calls this past year.
3. IA: Ameritrade has also made headlines with its outstanding earnings. Can you comment on the firm’s future growth strategy and how advisors fit into that strategy?
For the quarter ended June 24, 2005 Ameritrade reported Net Income of $75 million, or $0.18 per diluted share5 and pre-tax income of $122 million, or 52 percent of net revenues. We also recognize that in order to remain successful we need to continue to meet the needs of our clients. In March 2005, Ameritrade announced a reorganization to more firmly align the Company’s operations with a client-centric strategy, enhancing our ability to expand an already strong offering to all types of investors. This includes establishing an improved insight into the needs of clients and creating appropriate value propositions for Active Traders, Long-Term Investors and Registered Investment Advisors.
We see Advisors playing a major part in our efforts to serve the needs of the long-term investor, a critical focus for the combined entity. Ameritrade’s movement to extend beyond its active trader roots should yield major benefits to our RIA clients by accelerating the firm’s push to serve the long term investor segment and offer a full spectrum experience whether by self-directed investors, collaboratively (using branches) or through an RIA, especially using the RIA referral program.
4. IA: In 2003, you were targeting the lower level asset RIA market, and in the past year or so you’ve moved up market. Who do you consider your ideal client today and why?
During 2005, our main focus has been RIAs with less than $100 million in assets under management. This was a change from focusing almost exclusively on state registered advisors previously. The under $100 million AUM segment represents over 21,000 RIAs with custodied assets exceeding $250 billion. We also have secondary or tertiary custodian relationships with larger RIAs up to $1 billion AUM that are concerned about further custodian consolidation, interested in our quality execution and order routing as well as our agency only capabilities and our non-conflicted values.
With the planned acquisition of TD Waterhouse, during fiscal year 2006 we expect to move up-market, but are adamant about not abandoning our roots. Our operating model has allowed us to add the products and services necessary to attract and retain larger clients while continuing to serve the needs of smaller advisors. Proper client segmentation and needs analysis is the cure, not imposing asset thresholds or minimum quarterly custodian fees. Along with our agency only approach, I will personally be a vocal advocate of our “core values” in the combined entity.

5. IA: There have been many changes in the financial services industry over the past year. What do you see as the biggest challenge to advisors and how is Ameritrade helping advisors address these issues?
Compliance requirements are becoming particularly burdensome for RIAs. According to a recent Cerulli study, in the past year 80% of independent RIAs under $1 billion AUM significantly increased the amount of time they spent on compliance-related issues. This extends well beyond the SEC mandate last October for firms to designate a Chief Compliance Officer.
What has made it even more difficult is that there is no uniform understanding among RIAs regarding how to become and remain compliant. We have a number of sessions at PowerSource 2005 designed to inform the advisors how to remain current with rules mandated by State and SEC regulators. Of note, as of 7/22/05, those offering advisory services without being an RIA will need to affix warning labels to their disclosures essentially stating that they are not necessarily working in the best interests of their clients. This has positive implications for independent RIAs to gather more assets and offer non-conflicted advice, despite the adverse decision on the Merrill Lynch rule earlier this year that preserved a disparate playing field.
We also help our advisors by providing access to experts and discounts from several third party firms focused on compliance—firms that provide consulting, products, or technological offerings. Qualified Advisors can also take advantage of our JumpStart Program that includes compliance consulting through National Compliance Services as part of some marketing packages.
6. IA: Can you tell us about some of your new initiatives over the past year and new features for the coming year?
In addition to growing our Client Services team and providing expanded coverage hours, we’ve made progress in the following areas over the last year:
Technology
•	Delivered the first phases of our next generation Ameritrade Connection Advisor technology platform.

•	Offered new landscape layout enhanced statements with cost basis and performance reporting.

•	Enabled an online tax lot accounting system powered by Gainskeeper® that also provides computation of cost basis information for clients.

•	Expanded our seamless integration with industry leading portfolio accounting software vendors like PortfolioCenter (Centerpiece) and new entrants like Investigo.
Practice Management
•	Launched Amerivest for RIAs.

•	Developed an expanded JumpStart marketing program.
RIA Education
•	Established expert Investment Product support for SMAs, bonds, and more at no cost.

•	Held monthly webinars on a range of topics like independent trust company offerings, insurance products, understanding municipal bonds, and compliance.

•	Conducted monthly regional events around the US for those RIAs unable to participate in PowerSource.

Investment Products
•	Expanded our online agency only fixed income/CD system to 17,000 line items exceeding $12 billion par value

•	Increased our NTF mutual fund platform 33% to over 3,500 funds including the American Funds

•	Broadened our Vendor Discount & Alliance program to over 75 participating firms. Another recent initiative has been the development of a group E&O (errors and omissions) insurance program offered through CalSurance at very competitive rates.
Before investing in a mutual fund or ETF, be sure to carefully consider the particular investment objectives, risks, charges and expenses involved. To learn how to obtain a prospectus containing this and other important information, please contact the fund, visit the Ameritrade ETF Center or call an Ameritrade Advisor Services representative at 866-268-3247. Please read the prospectus carefully before investing.
The crucial items for next year will be a right sized TD Ameritrade organization to handle the combined entity’s clients and offer world-class service, intuitive technology, a breadth of investment products, and practice management solutions befitting a custodial leader. More details will be provided once our analysis work with clients and internal associates is concluded, and following regulatory approval of the merger.
7. IA: Pricing and product transparency are often cited as challenges for independent advisors because of disclosure regulations, not to mention that advisors must choose the best deal for their clients. What’s Ameritrade’s philosophy on this?
Surprisingly this is an area that has received little attention from some RIAs and also from some of our custodian competitors. During 2003-2004, the independent RIA custodian channel saw its first large scale market share changes based upon decreases in equity commission fees from $29.95 to $9.95-$12.95 or lower. While an RIA’s relationship with a custodian is based on many variables including service, seamless technology, depth of product offerings, domain expertise, this movement in market share highlighted that commissions are important.
In regards to broader “product transparency”, the fact remains that less than 30% of the entire RIA community’s assets are held in equities. Commissions for transaction fee mutual fund trades typically can range from $39-$99 per transaction. That is fully 2 to 5.5 times Ameritrade’s online mutual fund commission of $17.99/trade. Some mutual fund supermarket offerings can have expense ratio costs that ultimately diminish investment performance. Proprietary bond trading can have mark-ups in the 1/2 point to 2-point range, or $5 to $20 per $1,000 of par value. On a typical municipal bond trade of $100,000 that is $2,000 of mark-up vs. Ameritrade’s $50 maximum Internet bond (i.e., munis and corporates; other instruments are $25/trade) commission rate. We also support clear and affordable pricing through strategic marketing and operational relationships with third parties. The M&E (mortality and expense) rate for no load variable annuities with our marketing partner, Ameritas Direct, is very competitive. Wholesale fees on Separate Managed Accounts through PFPC’s ADVISORport platform are typically less than the industry average. And this is only a partial list.
Ameritrade continues to be an “agency only” firm and does not generate revenue from a markup that could take away from an RIA’s performance and ultimately their client’s returns. This is why we are so diligent in our pursuit of quality execution for all investment product categories. PowerSource will discuss not only commission disparities, but also hidden “fat” fees involved with internalization, mark-ups, or proprietary models.
Chris Nagy, our Head of Trading and Order Routing will give a “must attend” session at PowerSource 2005. Mr. Nagy will discuss a major overhaul to the equity markets scheduled for 2006 with Regulation NMS. He’ll also discuss the Order Protection Rule, Reg SHO, and other structural changes. Equity trading is not the commodity everyone thinks it is and Chris will show why. Most importantly, he’ll boil down confusing language and suggest best practices to be in compliance with SEC mandates on quality execution for your clients. We also recommend visiting the Quality Execution site www.ameritrade.com/qualityex (especially the Performance tab). This shows how Ameritrade stacks up to the industry in listed and NASDAQ markets across several metrics.
Overall, Ameritrade Advisor Services believes that a better understanding of total transaction costs for investment products, whether commissions or spreads, is a core part of an RIA’s job — especially SEC registered RIAs where it is a “fiduciary duty.” We want to help in this education effort.
8. IA: What do you see as the biggest opportunities for advisors today?
The biggest opportunity for advisors today is undoubtedly the Baby Boomers. Between now and 2013 approximately 50 million Baby Boomers will retire. According to Tiburon Strategic Advisors, consumer investable assets will nearly double from $17.1 trillion to $30 trillion by 2010 as retirees downsize real estate holdings and liquidate 401(k)’s, moving those funds into investable assets. Beyond managing assets, however, we believe RIAs will need to broaden their practices to offer some or all of the four pillars of the Comprehensive Plan Strategy (Asset Management, Cash Management/Banking, Insurance, and Trust/Tax Planning services) that we launched in mid-2004. Please visit our website www.ameritradeinstitutional.com for more info.
IRA rollovers continue to rise in importance contributing up to 50% of available assets each year. RIAs will also need to change their strategies to anticipate near-term cash needs of aging clients. This includes more interest earning strategies like favoring direct fixed income investments and equities that pay dividends. Boomers will also be inheritance beneficiaries of the World War 2 generation so wealth management services will increase in importance. And as Boomers age, they’ll need to have charitable giving, estate, and intergenerational trust services at their disposal via RIAs.
We feel RIAs are best equipped to meet the needs of the above demographic changes for two primary reasons: (1) RIAs offer the breadth of sophisticated services required to acquire and retain these clients, and (2) RIAs benefit from the “trust factor” not associated with many insurance agents, broker/dealer reps and bank representatives. Obstacles to receiving this share of wallet persist. “Fee Only” is not a business model by itself and the competition is catching up, so this is a moving target. That is why marketing will need to take center stage and being a firm that does this successfully, we think we can help.

9.	IA: We understand that a major focus of the conference is commitment. Can you describe Ameritrade’s role and the firm’s commitment to advisors?
Ameritrade as well as the future TD Ameritrade wants to be a consolidation destination for an investor’s spectrum of needs. The offer to acquire TD Waterhouse USA doesn’t change our firm’s strategy of meeting the needs of the investor public ranging from the self-directed to advised assets. It simply strengthens our resolve. In regards to RIAs, our goals are perfectly aligned, since advisors can help our firm to control self-directed attrition, when an individual opts out of managing their own investments for example. We consider RIAs to be de facto unpaid sales people for our organization, so do not want to impose arbitrary business hurdles that make it more difficult for them to work with us, especially smaller RIAs.
Commitment also speaks to education, which was a core of our webinar and educational series this past year. It is the reason why we are highlighting areas that RIAs “must focus on” at PowerSource 2005 like compliance and product transparency. The independent RIA channel controls approximately $1 trillion (source Cerulli), but it is the $30 trillion highlighted by Tiburon that is the ultimate goal. We want to ensure that we are a valuable partner in arming RIAs to be the best competitors possible.
10.	IA: Tell us what to expect from the conference. Do you expect a bigger conference because of the focus on the acquisition?
We do expect this to be our biggest best conference so far and since it is open to prospective as well as current Advisor clients, we also expect to have attendance from those who custody assets elsewhere. We also think the conference will create an excellent opportunity for Advisors to gain valuable information that can be put to use in the management of their firms.
Our Tuesday, October 25th luncheon keynote speaker is retired General H. Norman Schwarzkopf. We’re pleased to have him come and share his views on the world at large and leadership. Advisors will also hear from Dr. Barry Asmus, author of “Bulls Don’t Blush, Demographics Don’t Lie”. Chip Roame, Tiburon’s Managing Partner, will offer his thoughts on the Future of Advice. Our CEO, Joe Moglia, will discuss the future of TD Ameritrade and his vision of a universal brokerage firm that he came to Ameritrade with in 2001.
In addition to learning more about Compliance and product transparency, advisors will have the chance to learn more about: (1) Amerivest for RIAs, an online investment advisory service available on a sub-advisory basis, which is designed to help advisors provide asset allocation for their clients while still devoting time to growing their business, (2) how they may be able to expand into new markets like offering no-load variable annuities or no-surrender-charge variable universal life insurance, and (3) how to more effectively market themselves and gain new clients. We also have Pre-conference intensive sessions hosted by some of our sponsors that will offer continuing education (CE) credits.

11.	IA: What else can you tell us about the conference?
We see this as a great opportunity for us to interact with advisors. We realize that we will have an opportunity to create a first class combination of value, products and services for RIAs with the future TD Ameritrade. This is essentially what the two Town Hall sessions are all about. We want to address what we see as three critical issues that we need to be on the same page with our clients: (a) products, (b) technology and (c) client service. The two separate interactive three-hour sessions will allow our senior management team as well as professional facilitators to work hands-on with RIAs regarding their needs as well as those of their investor clients.
We also want Advisors to take advantage of the opportunity to learn from and network with their peers. We expect this to be a great event and one that many advisors can benefit from professionally.
This presentation contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Federal Securities laws. For this purpose, any statements made that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words believes, anticipates, plans, expects, and similar expressions are intended to identify forward-looking statements. There are a number of the important factors that could cause the Ameritrade’s actual results to differ materially from those indicated by such forward-looking statements, including factors set forth in Ameritrade’s most recent 10-K and 10-Q filings with the SEC. Ameritrade has no obligation to update our forward-looking statements even if these estimates change.
(1) For the quarter ended March, 2005. Source: Ameritrade, TD Waterhouse, E*Trade, and Schwab reports publicly filed by each entity for the quarter ended 03/05. The numbers for E*Trade are retail daily average revenue trades, which excludes professional trades. The numbers for Schwab are daily average revenue trades, which includes all client trades that generate commission revenue or revenue from principal mark-ups (i.e., fixed income), including trades of equities, options, fixed income securities, and mutual funds that generate transaction fees, and excluding Mutual Fund OneSource trades and other asset-based trades. The numbers for AMTD and TD Waterhouse U.S.A. are average daily trades, which include all client trades of equities, options, mutual funds and debt instruments.
(2) Source: Pre-tax margin in Ameritrade, TD Waterhouse, E*Trade, and Schwab reports publicly filed by each entity for the last twelve months ended 03/05.
(3) Cerulli Associates May, 2005, RIA Service Agent Survey
(4) Amerivest is an online investment advisory service of Amerivest Investment Management, LLC an SEC-registered investment adviser, available to RIAs on a sub-advisory basis. Brokerage services provided by Ameritrade, Inc. Ameritrade, Inc. and Amerivest Investment Management, LLC are both wholly owned subsidiaries of Ameritrade Holding Corporation.
(5) $0.18 earnings per share achieved this quarter represents the best for a June quarter in Company history and third best quarter overall.
All third-party firms mentioned are separate companies and not affiliated with Ameritrade Advisor Services. Ameritrade Advisor Services is not responsible for third party information or services.
Ameritrade Advisor Services, Division of Ameritrade, Inc., Member NASD/SIPC. Ameritrade, Ameritrade Advisor Services, Amerivest and logos are trademarks or registered trademarks of Ameritrade IP Company, Inc. Copyright 2005 Ameritrade IP Company, Inc. All rights reserved. Used with permission.

Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone:

800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.